Exhibit 99.1

NEWS RELEASE

For Release on May 4, 2016	Contact: Steven D. Lance
Immediate Release	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Microsource Business Unit Regains AS9100C Quality Certification

SAN RAMON, Calif. — May 4, 2016 -- Giga-tronics Incorporated (Nasdaq: GIGA) announced today that its Microsource Business Unit regained AS9100C certification of its Supplier Quality Management System. The AS9100C Certification is commonly required in the aircraft manufacturing industry. The Company’s Microsource division sells components used on military aircrafts to two major customers that require such certification. During the lapse in certification the Company worked with one of the major customers to allow continued shipping and orders. The Company was pursuing a similar solution with the second customer, but this is no longer required with the regained certification.

All of Giga-tronics, including the Microsource Business Unit, regained ISO 9001:2008 certification of its Supplier Quality Management System late last year.

John Regazzi, President and CEO of Giga-tronics, said “Regaining these quality certifications was a Company wide effort, and I’d like to congratulate all of our employees. I’d also would like to thank our customers for working with us during the lapse of certification.”

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA."  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth, shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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